Exhibit 10.37

May 13, 2010

Personal and Confidential

Eugene Donnelly

[Address on File with Company]

Dear Gene:

We are please to confirm the following terms in connection with your employment with Apollo Global Management, LLC (together with its affiliated investment management companies, the “Company”). Unless otherwise defined herein, capitalized terms shall have the meaning set forth at the end of this letter.

•

Position & Reporting. You will be employed as the Chief Financial Officer of the Company. You will be a member of the Senior Management Committee and you will report to the Executive Committee of the Board of Directors.

•

Annual Base Salary. You will be entitled to an annual base salary (“Base Salary”) at the rate of $1,000,000 which Base Salary shall accrue day to day and be paid in accordance with the Company’s normal payroll practices applicable to similarly situated employees.

•

Annual Bonus. You will be eligible to receive an annual bonus payment (“Bonus”) in an amount to be determined by the Company in its discretion. Your target annual Bonus will be 170% of your Base Salary. The actual Bonus payable to you may be greater or less depending upon your performance and the performance of the Company. Notwithstanding the foregoing, for services provided in 2010, your guaranteed Bonus will be $1,700,000 (the “2010 Bonus”). The 2010 Bonus as well as subsequent annual bonuses will be paid in accordance with the Company’s Incentive Program (as defined below) and shall be paid when bonuses are generally paid to other similarly situated employees, provided that you are employed on the payment date.

•

Plan Grant. On the last day of the calendar quarter that includes the Start Date, you shall be granted (the “Plan Grant”) restricted share units (“RSUs”) covering 500,000 Class A shares of Apollo Global Management, LLC under the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan (the “Plan”), subject to approval by the Committee that administers the Plan. Each RSU shall be granted pursuant to the Plan and shall be subject to such other terms and documentation as generally apply to Plan participants including your continued employment through each vesting date; however, your RSU award shall provide for two quarters of additional vesting in the event the Company terminates your employment without Cause, you resign for Good Reason, or your employment is terminated due to your death or Disability. A draft form of the RSU award agreement is attached hereto as Exhibit A. The RSUs will vest over a period of 6 years, as follows: (i) the first 24 % of the grant will vest on September 30, 2011; and (ii) the remaining balance will vest in 19 substantially equal quarterly installments thereafter.

•

Incentive Program. Up to 20% of your 2010 Bonus will be deferred and payable pursuant to the Company’s incentive compensation program (the “Incentive Program”) as in effect for such year. For future years, a portion of your total compensation for services performed each year will be payable, to the same extent as applicable to similarly situated employees of the Company generally, as determined by the Company prior to the start of such year. Presently, it is anticipated that the percentage of your total compensation that will be deferred is as follows:

10% of compensation to $500,000
20% of compensation from $500,001 to $1,000,000
25% of compensation from $1,000,001 to $2,000,000
30% of compensation in excess of $2,000,001

The Company reserves the right to change the foregoing schedule at any time to the extent permitted under Section 409A of the U.S. Tax Code. Any amounts payable under the Incentive Program will be subject to payment in the form of equity of Apollo Global Management, LLC or an affiliate and shall vest in 3 equal annual installments commencing on the last day of the year following the year in which the services were performed, which vesting shall be contingent on your continued service as an employee on each vesting date. All amounts that vest shall be paid within the short-term deferral period provided under U.S. Treas. Reg. §1.409A-1(b)(4).

•

Start Date; Assurances. Your period of continuous employment with the Company shall begin on or about July 6, 2010 (or such other date on which you commence employment with the Company) (the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (ii) no trade secret or proprietary information belonging to your previous employer will be disclosed by you at the Company and that no such information, whether in the form of documents (electronic or otherwise), memoranda, software, etc., will be retained by you or brought with you to the Company; and (iii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions.

•

Notice Entitlement. The Company may terminate your employment with or without Cause. The period of notice that we will give you to terminate your employment without Cause is 90 days. The Company may terminate your employment for Cause without notice. You agree to give the Company 90 days notice should you decide to leave the Company for any reason. We reserve the right to require you to not be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact Company clients, colleagues or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.

•	Payment in lieu of notice. Subject to the “Compliance” section below, we reserve the right to pay you in lieu of notice on a termination without Cause, or resignation by you.

•

Severance. If your employment is terminated by the Company without Cause (and other than due to your death or Disability) or by you for Good Reason, then you shall receive severance payments for 6 months commencing on the 60th day from and after the effective date of the termination of your employment (the “Termination Date”), provided that you deliver to the Company a general release of claims for the benefit of the Company and its affiliates and related persons in a form reasonably requested by the Company and such release becomes effective and irrevocable prior to the 60th day following the Termination Date. Such severance amounts shall be paid at the same rate and on the same schedule as your Base Salary as in effect on the Termination Date. Other than set forth herein, you will not be entitled to any additional payments in the event of your termination of employment, including, without limitation, the payment of any Bonus.

Any termination of the your employment triggering payment of benefits under this paragraph must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the United States Tax Code (the “Code”) and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this paragraph that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective and the payment of the amounts described in this paragraph constitute non-qualified deferred compensation, the payment of which would result in penalties under Section 409A of the Code, then such payments shall be delayed until the business day following the 6-month anniversary of the date your separation from service becomes effective, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the business day following the 6-month anniversary of the date your separation from service becomes effective, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date under this paragraph. It is intended that each installment of the payments and benefits provided under this paragraph shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

Your termination of employment other than by the Company without Cause or by you for Good Reason shall be deemed circumstances of forfeiture pursuant to which you are not entitled to the compensation provided under this paragraph as a result of a Separation from Service. The Company may, however, in its sole discretion, waive the forfeiture provisions and pay you the compensation provided under this paragraph on any Separation from Service.

•

Benefits. From the Start Date, you will be entitled to participate in the various group health, disability and life insurance plans and other employee programs, including sick and vacation time, as generally are offered to similarly situated employees from time to time. Specifically, with respect to vacation, you will be entitled to 4 weeks of vacation per year subject to applicable Company policies. No more than five days of accrued but unused vacation shall be carried forward past the end of any calendar year.

•

Employment in Good Standing; Compliance. While we certainly look forward to a mutually rewarding association, as you can appreciate the Company is subject to and has various compliance procedures in place. As such, you understand that your continued employment will be subject to, among other things, your continued employment in good standing which will include your adherence to the Company’s policies and procedures and other applicable compliance manuals, copies of which will be separately made available to you.

•

Confidentiality. You will maintain the confidentiality of this letter agreement (and any related understandings, including your compensation arrangements and amounts) at all times and will not discuss such matters with any person other than your spouse, accountant, financial and tax advisors or attorney, except that you may make such disclosure (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this letter agreement, including, but not limited to, the enforcement of this letter agreement, or (ii) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order you to disclose or make accessible any information.

•

No Solicitation or Competition. In consideration of the above, during your employment with or provision of services to the Company and for 12 months thereafter, you shall not directly or indirectly (including through another person) (a) induce or attempt to induce: (i) any employee of the Company or any of its affiliates to leave the employment of the Company or such affiliate or (ii) any person who was an employee of the Company or its affiliates within the previous 12 months, to take up employment or engagement in a similar capacity with a Competitive Business, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee thereof, on the other hand, (b) on behalf of a Competitive Business employ or engage any person who was an employee of the Company or any affiliate of the Company within the preceding 12 months, or (c) solicit any customer, supplier, investor or other business relation of the Company or any affiliate of the Company with whom you have dealt during the 12 months prior to your employment termination or in respect of whom you were, on termination of employment, in possession of, Confidential Information, to reduce or cease doing business with the Company or such affiliate. You further agree that, during your employment with or provision of services to the Company and for 6 months thereafter, you will not directly or indirectly (including through another person) (a) engage in any Competitive Business for your own account, (b) enter the employ of, or render any services to, any person engaged in any Competitive Business, or (c) acquire a material financial interest in any Competitive Business. Nothing herein shall, however, prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a company or corporation that is publicly quoted or listed, so long as you have no active participation in the business of such company or corporation. As used in this letter agreement: (i) “person” means an individual, a corporation, limited liability company, partnership, association, trust or any other entity; and (ii) activity undertaken “directly or indirectly” includes any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner or a stockholder, member, partner, joint venturer of or otherwise, and includes any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.

•

Subsequent Engagement. Notwithstanding anything to the contrary contained herein, while you are employed by the Company, prior to accepting (or entering into a written understanding that provides for your) employment or consulting engagement with any person or entity unrelated to the Company, you will provide (i) written notice to the Company of such offer; your acceptance of any such offer before seven (7) days have elapsed following such notice shall be treated as a termination by the Company for Cause, and (ii) a copy of the paragraph entitled “No Solicitation or Competition” herein to any such prospective employer or service recipient, with a copy provided simultaneously to the Company. You shall promptly notify the Company of your acceptance of employment with, or agreement to provide substantial services to, any entity unrelated to the Company for 9 months from and after your employment termination date.

•

Nondisparagement. You agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, . partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

•	Remedies; Severability. Because your services are unique and you have had and will have access during the course of your employment to Confidential Information, money damages would be an inadequate remedy for any breach of the foregoing confidentiality, solicitation and competition provisions (the “Protective Covenants”). Therefore, in the event of a breach or threatened breach of any provision of a Protective Covenant, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, (a) apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) and/or (b) cease any continuation of benefits to you otherwise called for by this letter agreement. If any provision of this letter agreement shall be held invalid, illegal or unenforceable in any jurisdiction for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law. You hereby acknowledge and agree with the Company that (x) each of the Protective Covenants is an entirely separate, severable and independent covenant and restriction on you; (y) the duration, extent and application of each of the Protective Covenants is no greater than is necessary for the protection of the goodwill and trade connections of the business of the Company; and (z) in the event that any restriction on you contained in the Protective Covenants shall be found void but would be valid if some part thereof were deleted such restrictions shall apply with any such deletion as may be necessary to make it valid and effective.

•

Choice of Law; Forum; Waiver of Jury Trial. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and the parties submit to the exclusive jurisdiction of the federal and slate courts of New York, New York (Borough of Manhattan) in relation to any dispute arising in connection herewith. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY TN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LETTER OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES RELATING TO YOUR EMPLOYMENT OR THIS LETTER AGREEMENT, AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

•

Miscellaneous. The effectiveness of this letter is conditioned on verification of your past employment, education, and compensation, and satisfactory references. This letter agreement may not be modified, amended or waived unless in a writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the general counsel at his principal office location, with a copy to the Global Head of Human Resources at her principal office location, or to you at your principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or two days after it is issued. This letter agreement may not be assigned by the parties other than as expressly provided herein. This letter agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one counterpart.

{Continues on next page]

The effectiveness of these terms is subject to your execution and return of this letter agreement on or before June 30, 2010 and on completion of a satisfactory background and reference check. This letter agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, all of which are hereby cancelled, and you confirm that in signing this letter agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this letter agreement or in the plans and documents referenced herein.

Sincerely,

/s/ Lisa Bernstein
Lisa Bernstein
Global Head of Human Resources

Agreed and Accepted:

/s/ Eugene Donnelly
Eugene Donnelly

Date: 5-21-10

Additional Definitions

“Cause” means a termination of your employment, based upon a finding by the Company, acting in good faith, after the occurrence of any of the following: (a) you are convicted or charged with a criminal offense; (b) your intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (c) your dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its affiliates or your engagement in conduct which is injurious to the Company, monetarily or otherwise; (d) your intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company; (e) your intentional breach of any material provision of this document or any other agreements of the Company or any of its affiliates; (f) your material violation of any written policies adopted by the Company or its affiliates governing the conduct of persons performing services on behalf of the Company or such affiliate or your non-adherence to the Company’s policies and procedures or other applicable Company compliance manuals; (g) the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company or any of its affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting a portfolio investment for an account managed by the Company; (h) the failure by you to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of death or Disability; (i) the obtaining by you of any material improper personal benefit as a result of a breach by you of any covenant or agreement (including, without limitation, a breach by you of the Company’s code of ethics or a material breach by you of other written policies furnished to you relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement); or (j) your suspension or other disciplinary action against you by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (d) to (g) is capable of being cured, you have failed to do so after being given notice and a reasonable opportunity to cure. As used in this definition, “material” means “more than de minimis.”

“Competitive Business” means a business operating in any jurisdiction in which a Company-affiliated fund or account, the Company, or another Company-affiliated management company, manages or owns investments, which business manages or invests in assets substantially similar to those an Company-affiliated fund or account, the Company or such management company directly or indirectly manages or invests in and with which you have been involved (other than de minimis) at any time during your employment.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, without limitation, information, observations and data obtained by you while employed by the Company or any of its predecessors (including those obtained prior to the date hereof) concerning the business or affairs of the Company (or such predecessors) or any affiliate thereof, fees, costs and pricing structures, investment performance, analyses, and new developments, compensation terms, levels, and arrangements, customer, client and investor information, customer, client and investor lists, all technology and trade secrets, investments and potential investments, and all similar and related information in whatever form. Confidential Information will not include any information previously published in a form generally available to the public. Confidential Information will be deemed published only if all material features comprising such information have been published in combination.

2

“Disability” means (i) you are not able to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than] 2 months, you are receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company. The determination of whether or not a Disability exists for purposes of this letter agreement shall be made by the Company upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Company, who are qualified to give such professional medical advice.

“Good Reason” means, without your consent, (i) a material diminution or your duties, (ii) the permanent relocation of your principal work location outside of the New York City metropolitan area, or (iii) the Company’s failure to pay when due a material amount due under this letter agreement, which failure constitutes a material breach of this letter agreement; provided, however, that the foregoing shall constitute Good Reason only if (x) you provide written notice of your employment termination within 30 days after the initial occurrence of the Good Reason condition, describing such condition in reasonable detail, and (y) you provide the Company with 30 days to remedy the Good Reason condition following such notice and the Company fails to do so. Any resignation for Good Reason must occur within 90 days after you provide the notice to the Company described in clause (x) of the immediately preceding sentence unless an earlier date is required by the Company.

3